Exhibit 23.3

CONSENT OF TRUE LINE, INC.

True Line, Inc., as independent mining engineers, hereby consents to the use by Ramaco Resources, Inc. (the “Company”) of information contained in our reserves and resource studies relating to the proven and probable coal reserves of the “Company’s Berwind, RAM Mine, Knox Creek and Elk Creek properties in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (and any amendments thereto) and incorporation by reference of such information in the Company’s Registration Statement on Form S-8 (File No. 333-215913). We also consent to the reference to True Line, Inc. in those filings and any amendments thereto.

TRUE LINE, INC.

/s/ Jim Corner

Jim Corner, PE, PS

February 18, 2021